Exhibit 10.1

December 23, 2014

Mr. Lance Peterson

[address]

Dear Lance:

On behalf of Warren Resources, Inc. (the “Company”), I am very pleased to provide you with this letter (the “Offer Letter”) setting forth the terms and conditions of your employment as Interim Chief Executive Officer (“Interim CEO”) of the Company and Interim Chairman and Chief Executive Officer of the Company’s subsidiary, Warren E&P, Inc., effective December 4, 2014 (the “Effective Date”). You will be based in Denver, Colorado, provided, however, that you will spend the majority of your working time at the Company’s corporate offices in New York City, and travel to the other Company offices as necessary for the proper performance of your duties. In this position, you will report directly to the Company’s Board of Directors (the “Board”).

Compensation.

Cash. You will receive an annual salary in the amount of $575,000, payable bi-weekly per the Company’s payroll practices as in effect from time to time, subject to standard payroll deductions and withholdings (“Base Salary”). You will not participate in the Company’s annual incentive bonus program.

Equity. As of the date you sign this Agreement, the Company shall grant to you under the Warren Resources, Inc. 2010 Stock Incentive Plan (“2010 Plan”) three hundred thousand (300,000) shares of Restricted Stock (as that term is defined in the 2010 Plan). The Restricted Stock will be subject to and governed by the terms of the 2010 Plan (as it may be amended from time to time) and a form of restricted stock award agreement between the Company and you evidencing the grant.  The Restricted Stock shall initially be unvested.  The Restricted Stock will vest, if at all, based on the average closing trading price (“ACTP”) of the Company’s Common Stock over any period of thirty (30) consecutive trading days (a “Thirty Day Period”) occurring during the period commencing on the Effective Date and ending on the last trading day occurring before the third anniversary of the Effective Date (the “Performance Period”) and subject to your continued employment on each vesting date as follows:

(i) 100,000 shares of Restricted Stock will vest on the first day that the ACTP for any Thirty Day Period in Performance Period equals or exceeds $4.00;

(ii) an additional 100,000 shares of Restricted Stock will vest on the first day that the ACTP for any Thirty Day Period in the second or third year of the Performance Period equals or exceeds $5.50; and

(iii)                               an additional 100,000 shares of Restricted Stock will vest on the first day that the ACTP for any Thirty Day Period in the third year of the Performance Period equals or exceeds $7.00.

The number of shares of Restricted Stock that may vest in the Performance Period is cumulative for each year in the Performance Period.  Accordingly, and for the avoidance of doubt, the total potential vesting for the first year of the Performance Period is 100,000 shares Restricted Stock, for the second year is 200,000 shares of Restricted Stock (assuming no prior vesting of Restricted Stock in year one) and for the third year is 300,000 shares of Restricted Stock (assuming no prior vesting of Restricted Stock in years one and two). The above vesting formula (the “Formula”) is illustrated in its entirety in Appendix A attached hereto.  At the discretion of the Company, the Formula may be adjusted as necessary to reflect any change in capitalization of the Company affecting the Common Stock of the Company.  You shall have the right to elect to have the Company withhold from that number of vested Restricted Stock to pay any federal, state, or local taxes as required by law to be withheld with respect to the vesting or delivery of the Restricted Stock pursuant to the 2010 Plan.

You agree not to transfer, sell or dispose of any Restricted Stock (except as necessary to effect net share withholding pursuant to the 2010 Plan) prior to the first anniversary of the vesting date of the Restricted Stock.

Any shares of Restricted Stock that do not vest during the Performance Period shall be forfeited.  Any shares of Restricted Stock that have not vested as of the date you cease to be the Interim CEO of the Company will be forfeited unless your role as Interim CEO is terminated in response to your selection for, and acceptance of, the role of permanent CEO of the Company.

Benefits. You will receive four weeks annual vacation.  The Company offers a group health insurance plan and a dental plan.  You are eligible to participate in the Company’s 401(k) savings plan in which the Company matches 100% of the first 3% of your contributions and 50% of your next 2%, up to the current IRS allowable amount.  Additional information relating to the Company’s benefits may be found in the Warren Employee Handbook.

The Company will also reimburse you for your reasonable business expenses incurred in connection with the performance of your duties on behalf of the Company, including reasonable housing expenses associated with maintaining a corporate apartment near the Company’s headquarters in New York City.  The reimbursed housing expenses are not considered a part of your Base Salary, but are taxable income that will be paid to you.  All expenses must be approved by the Compensation Committee on a monthly basis.  All expense reimbursements shall be paid as soon as administratively practicable pursuant the Company’s expense reimbursement policy.  If an expense reimbursement or provision of in-kind benefit is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

Employment At-Will. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at any time, for any reason or for no reason.  Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.  Each party agrees to give the other party ten (10) business days advance written notice of a termination, provided, however, that the Company may terminate your employment for “cause” immediately upon written notice.  Whether the Company has “cause” to terminate your employment will be determined at the sole discretion of the Board.  You agree that you will comply with and abide by the Company’s policies regarding confidentiality of information and other Company policies and procedures as set forth in the Warren Employee Handbook.

Board Service/Short-Term Appointment.  You agree and acknowledge that your employment is at-will as discussed above, and further, you acknowledge your understanding of the fact that when the Company hires a permanent CEO, the position of Interim CEO that you occupy will no longer be required.  During the period in which you are serving as Interim CEO, you will continue to serve on the Board, but will not receive non-employee director’s fees for such service.

This Offer Letter and the referenced documents and agreements constitute the entire agreement between the Company and you with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. New York law will govern this Offer Letter.

Lance, we are excited about your serving the Company as Interim Chief Executive Officer.  Please confirm your agreement with these terms by signing below and return a copy of this Offer Letter for our files.  If you have any questions, or need additional information, please give me a call.

Very truly yours,

WARREN RESOURCES, INC.

	By:	/s/ Anthony L. Coelho
Anthony L. Coelho,
Chairman of the Compensation Committee
Agreed and confirmed
this 23rd day of December 2014:

/s/ Lance Peterson
Lance Peterson

APPENDIX A

Calculation of Vested Restricted Stock at Various Price Points

During the Performance Period

Stock Price Hurdle

	$ 4.00		$ 5.50		$ 7.00

Year One of Performance Period	100,000
			—
					—
Year Two of Performance Period	100,000	*
			100,000
					—
Year Three of Performance Period	100,000	*
			100,000	*
					100,000

*Only applies if relevant tranche of Restricted Stock did not already vest in prior years of the Performance Period